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As filed with the Securities and Exchange Commission on May 18, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

FIRST ACCEPTANCE CORPORATION
(F/K/A LIBERTÉ INVESTORS INC.)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1328153 (I.R.S. Employer Identification No.)
3813 Green Hills Village Drive Nashville, Tennessee (Address of Principal Executive Offices)	37215 (Zip Code)
FIRST ACCEPTANCE CORPORTION 2002 LONG TERM INCENTIVE PLAN (Full title of the plan)
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	2,500,000 shares	$6.97(2)	$17,425,000	$2,207.75

(1)
2,500,000 additional shares of common stock of First Acceptance Corporation (f/k/a Liberté Investors Inc.) (the "Common Stock") are being registered to be offered or sold pursuant to the First Acceptance Corporation 2002 Long Term Incentive Plan (the "Option Plan"). In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also shall cover such indeterminable number of additional shares of common stock as may become issuable pursuant to terms of the Plan, designed to prevent dilution resulting from stock splits, stock dividends, mergers or combinations or similar events.

(2)
The offering price per share for the Plan Shares has been calculated in accordance with paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act based on the average of the high and low sale prices for the common stock reported on the New York Stock Exchange ("NYSE") on May 13, 2004 (which is within five business days prior to the date of filing this Registration Statement), which was $6.97 per share.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (the "Registration Statement") is filed to register an additional 2,500,000 shares of common stock of First Acceptance Corporation (f/k/a Liberté Investors Inc.) (the "Common Stock"), par value $0.01 per share. These shares of Common Stock are reserved for issuance under the First Acceptance Corporation 2002 Long Term Incentive Plan (the "Option Plan"). On December 10, 2003, the board of directors of Liberté Investors Inc. (the "Company") approved an amendment to the Option Plan (the "Amendment") which increased the number of shares of Common Stock authorized for issuance under the Option Plan by 2,500,000 from 6,000,000 shares to 8,500,000 shares. At the Company's special meeting of stockholders, held on April 30, 2004, the stockholders approved the Amendment. The Company has previously registered 6,000,000 shares of Common Stock authorized for issuance under the Option Plan by filing a registration statement on Form S-8 (File No. 333-102210) on December 26, 2002. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated by reference to the extent not modified or superceded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

        Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not required to be filed with this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by First Acceptance Corporation (f/k/a Liberté Investors Inc.) (the "Company") with the Commission, are incorporated in this Registration Statement by reference:

          (a)   The Company's Prospectus, dated April 1, 2004, filed pursuant to Rule 424(b) of the Securities Act, which relates to the Company's Registration Statement on Form S-1 (Registration No. 333-111161) (including the description of the Company's common stock).

          (b)   The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

          (c)   The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

          (d)   The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

          (e)   The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

          (f)    The Company's Current Report on Form 8-K, filed with the Commission on May 3, 2004.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        (a)   Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, which are collectively referred to herein as a proceeding (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

        Further, Section 145(c) of the Delaware General Corporation Law provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Section 145(f) of the Delaware General Corporation Law provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the bylaws or indemnification agreements. The Company has entered into indemnification agreements with each of its directors and its executive officers pursuant to which we have agreed to indemnify the director or executive officer to the fullest extent permitted by law, and to advance expenses, if the director or executive officer becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding by reason of any occurrence related to the fact that such person is or was a director, officer, agent or fiduciary of the Company or a subsidiary of the Company, or another entity at the Company's request, unless a reviewing party (either outside counsel or a committee of the Board of Directors) determines that the person would not be entitled to indemnification under applicable law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit. The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

        Article IX of our Certificate of Incorporation provides generally for indemnification of all such directors, officers and agents. In addition, Article IX of our Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

        (b)   The Company has entered into an Indemnification Agreement with Donald J. Edwards, an officer and director of the Company, which provides that Mr. Edwards will be indemnified by the Company to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        An Exhibit Index is located at page 6.

Number	Description
4.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed May 3, 2004.
4.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed May 3, 2004.
4.3
Form of certificate representing shares of common stock, par value $0.01 per share, incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (Registration File No. 333-102210).
4.4	First Acceptance Corporation 2002 Long Term Incentive Plan, as amended
5.1	Opinion of Kirkland & Ellis with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of KPMG.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Kirkland & Ellis (included in Exhibit 5.1).
24.1	Power of attorney of the directors and certain officers of the Company (included on the signature page of this Registration Statement).

Item 9. Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

              (ii)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (iii)  to reflect in the prospectus any facts or events arising after the effective date of Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iv)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on May 18, 2004.

FIRST ACCEPTANCE CORPORATION
By:	/s/ STEPHEN J. HARRISON Stephen J. Harrison President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Donald J. Edwards and Stephen J. Harrison, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereto.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates included:

Signature	Titles
/s/ STEPHEN J. HARRISON Stephen J. Harrison	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ CHARLES D. HAMILTON Charles D. Hamilton	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ GERALD J. FORD Gerald J. Ford	Chairman of the Board of Directors
/s/ DONALD J. EDWARDS Donald J. Edwards	Director
/s/ THOMAS J. HARRISON Thomas J. Harrison Jr.	Director and Executive Vice President
/s/ GENE H. BISHOP Gene H. Bishop	Director
/s/ HARVEY B. CASH Harvey B. Cash	Director
/s/ EDWARD W. ROSE, III Edward W. Rose, III	Director

EXHIBIT INDEX

Number	Description
4.1	Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, filed May 3, 2004.
4.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K, filed May 3, 2004.
4.3
Form of certificate representing shares of common stock, par value $0.01 per share, incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (Registration File No. 333-102210).
4.4	First Acceptance Corporation 2002 Long Term Incentive Plan, as amended
5.1	Opinion of Kirkland & Ellis with respect to the legality of the shares of common stock being registered hereby.
23.1	Consent of KPMG.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Kirkland & Ellis (included in Exhibit 5.1).
24.1	Power of attorney of the directors and certain officers of the Company (included on the signature page of this Registration Statement).

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX